EXHIBIT 99.01


General Employment News Release

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite
2100, Oakbrook Terrace, IL  60181, (630) 954-0400           AMEX: JOB


FOR IMMEDIATE RELEASE                                   July 24, 2003

COMPANY:   General Employment Enterprises, Inc.

CONTACTS:  Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           invest@genp.com    e-mail



                     General Employment Reports
                        Third-Quarter Results



OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX:
JOB) reported a net loss of $852,000, or $.17 per share, for the quarter ended June 30, 2003, compared with a net loss of $784,000, or $.15 per share, for the same quarter last year.

The pretax loss for the current quarter was $852,000, which was the same as the net loss, compared with a pretax loss of $1,259,000 for the same quarter last year. There was no income tax benefit for the current quarter, while there was a tax credit of $475,000 for last year's quarter.

The Company's consolidated net revenues for the quarter were $4,597,000, down 3% from $4,734,000 for the same quarter last year. Placement service revenues of $1,357,000 were about even with last year, while contract service revenues of $3,240,000 declined 4%.

Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO, said, "We continued to see a pattern of weakness in the United States labor market during the June 2003 quarter, and that weakness continued to suppress the demand for our staffing services. I am pleased that our volumes for the quarter improved from last year, as the number of permanent placements was up 8% and the number of billable contract hours was up 5%. Due to the weakness in demand, however, our business was subjected to pricing pressures that pushed average fees lower and resulted in lower overall revenues."



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Mr. Imhoff continued, "Despite the weak labor market and lower revenues, I am pleased with the Company's performance on controlling costs, as actions taken over the past year are now evident in our reduced cost structure. For the quarter, general and administrative expenses were down 15%, and total operating expenses were down 9%. These reductions reflect the benefit of closing eight unprofitable branch offices and other actions taken during the last twelve months. As a result, the Company reduced its third-quarter pretax loss by $407,000, or 32%, compared with last year."

For the nine months ended June 30, 2003, the Company had a net loss of $2,596,000, or $.51 per share, compared with a net loss of $2,255,000, or $.44 per share, for the same period last year. The pretax loss for the current year to date was $2,596,000, compared with last year's pretax loss of $3,630,000. Consolidated net revenues for the nine-month period were $14,027,000, down 9% compared with $15,397,000 last year.

Mr. Imhoff concluded his comments by saying, "I am committed to returning the Company to profitability. We made important strides in reducing our cost structure, and we will continue to examine further cost-reduction options in the future. Nevertheless, our return to profitability depends on an improvement in national hiring levels for information technology and other professionals. It is difficult to predict when such a recovery will occur."

This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract project assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

General Employment provides professional staffing services through a network of 25 branch offices located in 12 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.






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                GENERAL EMPLOYMENT ENTERPRISES, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS
                  (In Thousands, Except Per Share)



                                      Three Months            Nine Months
                                     Ended June 30           Ended June 30
                                     2003      2002         2003       2002

  Net revenues:
     Placement services            $ 1,357   $ 1,362     $  4,113    $ 4,841
     Contract services               3,240     3,372        9,914     10,556
     Net revenues                    4,597     4,734       14,027     15,397

  Operating expenses:
     Cost of contract services       2,246     2,240        6,857      6,988
     Selling                           910     1,044        2,928      3,555
     General and administrative(1)   2,314     2,727        6,883      8,581
     Total operating expenses        5,470     6,011       16,668     19,124


  Loss from operations                (873)   (1,277)      (2,641)    (3,727)
  Interest income                       21        18           45         97

  Loss before income taxes            (852)   (1,259)      (2,596)    (3,630)
  Credit for income taxes(2)            --      (475)          --     (1,375)

  Net loss                         $  (852)  $  (784)    $ (2,596)   $(2,255)

  Net loss per share               $  (.17)  $  (.15)    $   (.51)   $  (.44)

  Average number of shares           5,121     5,121        5,121      5,114

  __________________________________________________
(1) General and administrative expenses include provisions for office closings of $178,000 in the three month period ended June 30, 2003, $215,000 in the nine month period ended June 30, 2003, and $253,000 in the nine month period ended June 30, 2002.

(2) There were no credits for income taxes as a result of the pretax losses for the three and nine month periods ended
June 30, 2003, because the tax losses must be carried forward and there was not sufficient assurance that future tax benefits would be realized.




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                GENERAL EMPLOYMENT ENTERPRISES, INC.
          SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                           (In Thousands)




                                                 June 30     September 30
                                                   2003          2002

Assets:
  Cash and cash equivalents                      $ 4,314       $ 4,759
  Income tax refunds receivable                      144         1,540
  Accounts receivable and other current assets     2,450         2,683

     Total current assets                          6,908         8,982

  Property, equipment and goodwill, net            2,541         2,951

     Total assets                                $ 9,449       $11,933


Liabilities and shareholders' equity:
  Current liabilities                            $ 2,025       $ 1,944
  Shareholders' equity                             7,424         9,989

     Total liabilities and shareholders' equity  $ 9,449       $11,933









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